Exhibit 99.(m)(4)

FORM OF SHAREHOLDER SERVICES PLAN

Institutional Class Shares

March 31, 2016

WHEREAS, Morgan Stanley Institutional Fund Trust (the “Fund”) is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the “Act”); and

WHEREAS, the Fund has separate series, each of which is a separate pool of assets with its own investment policies (each a “Portfolio” and collectively the “Portfolios”) and each Portfolio listed on Schedule A, as may be amended from time to time, may be divided into multiple separate classes including the Institutional Class; and

WHEREAS, the Fund’s Board of Trustees (“Board”), including those Board members who are not “interested persons” of the Fund and have no direct or indirect financial interest in the operation of this Shareholder Services Plan (the “Plan”) or any agreements related thereto (“Independent Board Members”) have determined that there is a reasonable likelihood that adoption of this Plan will benefit each Portfolio of the Fund and its Institutional Class shareholders; and

WHEREAS, institutions (the “Service Organizations”) may (i) act directly or indirectly as nominees and recordholders of shares of the Institutional Class for their respective customers who are or may become beneficial owners of such shares (the “Customers”); (ii) provide services to other Service Organizations intended to facilitate or improve a Service Organization’s services to its Customers with respect to the Portfolios; and/or (iii) perform certain account administration services with respect to the Customers pursuant to Agreements between the Fund, on behalf of the Institutional Class of each Portfolio, and such Service Organizations (the “Agreements”).

NOW, THEREFORE, the Fund, on behalf of the Institutional Class of each Portfolio, hereby adopts this Plan on the following terms and conditions:

1.        The Fund, on behalf of the Institutional Class of each Portfolio, is authorized to pay Morgan Stanley Distribution, Inc., the Portfolio’s distributor, to compensate each Service Organization the monthly or quarterly administration fee specified in the Agreement with such Service Organization, which shall be assessed at an annual rate of 0.05% of the average daily net assets of Institutional Class shares of such Portfolio which are owned beneficially by the Customers of such Service Organization during such period.

2.         A Service Organization will be compensated or reimbursed under this Plan for providing the following services: (a) processing and issuing confirmations concerning Customer orders to purchase, redeem and exchange Institutional Class shares; (b) receiving and transmitting funds representing the purchase price or redemption proceeds of Institutional Class shares; and (c) forwarding shareholder communications such as prospectus updates, proxies and shareholder reports.  No Portfolio or class may compensate a Service Organization for services provided with respect to another Portfolio or class.

3.         This Plan may be terminated as to the Institutional Class of any Portfolio at any time by vote of a majority of those Trustees of the Fund who are not “interested persons” of the Fund or by vote of a majority of the outstanding voting securities of the Institutional Class of such Portfolio.

4.         This Plan may not be amended unless approved by a majority of those Trustees of the Fund who are not “interested persons” of the Fund.

5.         The Fund shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of the Plan, the first two years in an easily accessible place.

6.         This Plan only relates to the Institutional Class of a Portfolio and the fee determined in accordance with paragraph 1 shall be based upon the average daily net assets of the Portfolio attributable to its Institutional Class shares.  The obligations of the Fund and the Portfolios hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Fund, but only the Fund’s property allocable to Institutional Class shares shall be bound.  No Portfolio of the Fund shall be responsible for the obligations of any other Portfolio of the Fund.

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IN WITNESS WHEREOF, the Fund, on behalf of the Institutional Class of each Portfolio, has executed this Shareholder Services Plan as of the day and year first written above.

MORGAN STANLEY INSTITUTIONAL FUND TRUST (on behalf of the Institutional Class of each Portfolio)

By:	/s/ John H. Gernon
	Name:	John H. Gernon
	Title:	President and Principal Executive Officer

SCHEDULE A

ADOPTING PORTFOLIOS
(updated as of September 17, 2015)

FIXED INCOME PORTFOLIOS:

Ultra-Short Income Portfolio